LICENSE AGREEMENT FOR PEG-FILGRASTIM

This License Agreement (the "Agreement") is made and entered into this 24th day of March, 2013 (the "Effective Date") by

Reliance Life Sciences Private Limited, having its registered office at Dhirubhai Ambani Life Sciences Center, Thane - Belapur Road, Rabale, Navi Mumbai - 400 701, India, a corporation organized under the laws of India ("RLS" or "Reliance")

and

Resolute Oncology, Inc., a company organized and existing under the laws of the State of Nevada, U.S.A., with headquarters at 1200 Route 22 East, Suite 2000, Bridgewater, New Jersey, 08807 USA ("ROI" or "Resolute").

WHEREAS ROI is in the business of developing and commercializing oncology and oncology supportive care products in the North American and European markets, and

WHEREAS RLS has been developing a biosimilar therapeutic protein product referred to as **Pegylated Granulocyte Colony-Stimulating Factor (Peg-G-CSF or Peg-FILGRASTIM)** and given the internal R&D naming of **R-TPR-029,** hereinafter referred to as the "**Product**" and under a binding Letter of Intent (Appendix 1) co-signed on October 24, 2012 and a pending associated Supply Agreement, has agreed to License and transfer to ROI the exclusive right to develop and commercialize "Product" for regulatory approvals and marketing authorizations for the Product in the "ROI Territories" either in the name of Resolute Oncology, Inc or its Affiliates, and

WHEREAS ROI agrees to raise and allocate financing specifically to fund the development and commercialization of a "pegylated G-CSF Product" in proposed Territories of North America and Europe, including providing the following:

- developing a "pegylated G-CSF Product" in these Territories and executing the marketing approval and commercialization plans for a "pegylated GCSF Product" using its employees, experienced consultants and advisors, and access to the public markets to raise the capital needed to commercialize the pegylated G-CSF Product;

- contracting with RELIANCE to manufacture and supply clinical formulations and commercial supply of Drug Substance ((DS) and Final Drug Product (DP) of a "pegylated GCSF Product" to ROI that is acceptable for market authorization of DS and/or DP manufactured in RELIANCE facilities approved or approvable by FDA and EMEA for said Territories, with ROI accomplishing the successful regulatory approval for sales and distribution of a "pegylated GCSF Products" in the Territories; and

- Providing quarterly reports and updates to RELIANCE on the progress made in the development and commercialization efforts of a "pegylated GCSF Product", and all post-marketing activities in said Territories.

THEREFORE, ROI and RELIANCE intend to enter into a License Agreement whereby RELIANCE will grant an exclusive license (as defined below) to ROI under the following terms and conditions stated herein.

NOW THEREFORE, the parties agree as follows:

The terms used in this Agreement shall have the meanings defined in Article 1.

1. **Definitions**

1.1 **Agent** shall mean Resolute' Affiliates, agents, distributors and wholesalers in the Territory.

1.2 **Affiliated Companies or Affiliates** shall mean legal entities controlling, controlled by or under common control with any of the parties to this Agreement, control meaning ownership of over 50% of the capital or the voting power in such entity.

1.3 **RLS's Error** shall mean the failure to perform, the negligent performance or willful misconduct in the performance, by RLS, its Affiliates or their respective officers, agents or employees of any obligation imposed upon or assigned to RLS under this Agreement.

1.4 **ROI's Error** shall mean the failure to perform, the negligent performance or willful misconduct in the performance, by ROI, its Affiliates or their respective officers, agents or employees of any obligation imposed upon or assigned to ROI under this Agreement.

1.5 **Confidential Information** shall mean any confidential or proprietary information of either party relating to the Products, the parties business or this Agreement, including but not limited to information related to any research project, work in process, future development, marketing, business plan, financial, legal or personnel matter, whether in oral, written, graphic or electronic form.

1.6 **Dossier** shall mean the Product data and registration dossier developed or owned by RLS assembled and prepared in CTD format according to the current EU requirements and licensed to Resolute in respect of the Product including any and all information, processes, techniques, and data relating to the Product as far as is necessary in order to obtain Marketing Authorizations in the Territories.

1.7 **Finished Final Product** shall mean the finished pharmaceutical drug product and Drug Substance described in a Drug Master File for RLS's Pegylated-filgrastim (G-CSF) of which Resolute will develop and commercialize to specifications agreed to by both Parties in the Technical (GMP) Agreement.

1.8 **Floor Price** shall mean the price paid to RLS for Finished Final Product to be paid with-in 30 days of delivery and QA/QP release of the product for sale in the Territory on country by country basis.

1.9 **Force Majeure** shall mean any unforeseen event beyond the control of the party affected, preventing or delaying the performance of its obligations hereunder, inter alia acts of God, fire, flood, war, epidemic, destruction of production or transportation facilities, riot or insurrection.

1.10 **Governmental or Regulatory Authority/ies** shall mean any court, tribunal, arbitrator, ministry, agency, commission or other authorities having the effect of law in the Territory and/or in the country of Manufacture.

1.11 **Intellectual Property Rights** shall among others include patents, Supplementary Protection Certificates, patent applications, registered trademarks, trademark applications, unregistered marks, trade dress, trade secrets, know how, copyrights, and database rights.

1.12 **Laws** shall mean any law, statute, rule, regulation, guideline (including current good manufacturing practices), ordinance or other pronouncements of any Governmental or Regulatory Authority having the effect of law in the Territory and/or in the country of Manufacture.

1.13 **Losses** shall mean any and all damages, fines, fees, reasonable fees of attorneys, and other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

1.14 **Manufacture** shall mean all the activities relating to production of the Product, from purchasing Raw Materials to sterile formulation, packaging and shipping Product including, but not limited to, production, quality control and assurance, filling, labeling, and finishing Final Product, release for shipment, holding and storage and the tests and analyses conducted in connection therewith as well as release for sale by a Qualified Person [(cf. 2001/83/EEC)] or other such QC/QA personnel of ROI.

1.15 **Marketing Authorizations** shall mean the official authorizations based on the submitted CTD or eCTD dossier to market and sell the Products in the Territory as granted by the appropriate Governmental or Regulatory Authority.

1.16 **Patent Expiry** shall mean the date of expiry of patents and the relevant SPCs related to the patents in the Territory.

1.17 **Products** shall mean pegylated filgrastim, biosimilar to AMGEN's pegylated N-terminal Methionine Recombinant Human Granulocyte Colony Stimulating Factor produced in an accredited strain of E. coli (rhG-CSF or GCSF) called a biosimilar "pegylated GCSF Product" and formulated in a delivery system (pre-filled syringe) identical to that of Neulasta® (Reference Medicinal Product in US and EU)

1.18 **Qualified Person ("QP")** shall mean a person who fulfills the conditions of qualification set out in Article 49 of the Directive 2001/83/EC as amended from time to time.

1.19 **Raw Materials** shall mean the filgrastim API, all other raw materials, intermediate products, finished final product, packaging & labeling, and all materials required to manufacture the Finished Final Product.

1.20 **Specifications** shall mean the specifications for the Product as approved in the Marketing Authorizations.

1.21 **Technical (GMP) Agreement** shall mean the agreement between the parties detailing the division of responsibilities relating to production and release of the Products.

1.21 **Territory** shall mean all the countries listed in **Appendix 2**.

1.22 **Term** shall mean the time period stated in Article 8.

1.23 **Third Party** shall mean all legal entities other than the parties and their Affiliated Companies.

1.24 **Transfer Price** shall mean the percent of net sales of the product to be paid to **RLS** following each fiscal quarter minus the Floor Price paid to **RLS** for the

product sold in that quarter in the Territory on country by country basis of the Territory .

1.25 **Semi-Finished** Final Product shall mean that the product is in its final container i.e. prefilled syringe but is not labeled with final labeling required for sale in a specific market. If required by regulation, a removable label may be applied to the prefilled syringe.

2.0 Grant of License from RLS

2.1 Subject to, and in accordance with the terms and conditions of this Agreement, including but not limited to timely payment of the license fees and royalties set forth herein, **RLS** hereby grants to Resolute and its Affiliates, the exclusive right to develop and commercialize and sell Product, in Resolute' or Agents' trade dress and under Resolute's or Agents' trademarks, in the Territory during the Term of the Agreement. RESOLUTE shall not be entitled to license or sub license the Dossier to any Third Party without RLS´s prior written consent. RESOLUTE shall be responsible and liable to RLS for the duties and obligations of any Affiliates hereunder, and any act or omission of an Affiliate would deemed to be a breach by RESOLUTE of this Agreement.

2.2 Resolute may use the data generated by **RLS** for the exclusive purpose of obtaining Marketing Authorizations in each country of the Territory either in its own name, or in the name of its Affiliates, and RLS may use the data generated by ROI for the exclusive purpose of obtaining market approvals in its Territories.

2.3 Resolute may market, sell and distribute the Products in the Territory through its Agents.

2.4 Licensed Territory includes those countries shown in Appendix 2. Additional countries may be added on a case-by-case basis and agreed to in writing by both Parties.

2.5 Resolute shall not without **RLS**'s prior written consent use the data for the purpose of applying for Marketing Authorizations for the Product in countries outside the Territory.

2.6 The License term shall be from the Effective Date of this Agreement to the date of Ten Years (10 years) after market approval in both Territories, unless terminated earlier as per the below clause. This Agreement may be extended for further period by mutual agreement of the parties.

2.7 The Licensed Technology of RLS shall consist of the proprietary know-how and trade secrets relating to the below Product:-

> Manufacturing of recombinant GCSF (biosimilar to AMGEN's filgrastim), and any clinical and regulatory data derived from the G-CSF starting material; and the

> Manufacturing of pegylated G-CSF (biosimilar to AMGEN's Neulasta®), and any clinical and regulatory data required to support ROI's regulatory applications and market authorizations.

2.8 License Fees and Milestone Payments are as follows:

a. ROI paid RELIANCE a non-refundable US$150,000 in order to facilitate and complete due diligence on the pegylated GCSF Product (fee for Exclusive Due Diligence Period). ROI was provided access to manufacturing, biochemical, and/or clinical comparability data generated by RELIANCE in order to assess the ability of the pegylated GCSF Product to qualify as a "biosimilar" to AMGEN's pegylated filgrastim, or to determine if the Product is to be developed under a New Drug Application (NDA).

b. Upon signing this definitive License Agreement and the successful completion of due diligence, ROI agrees to pay RELIANCE the following developmental milestones payments for the Pegylated GCSF Product:

i. Upfront fee

- US$350,000 Upon successful completion of the due diligence period and receipt by RELIANCE of ROI's written confirmation of the acceptability of the data and moving forward;

ii. Developmental Milestone Payments

In total, ROI agrees to pay RELIANCE a total of US$6,000,000 in additional Milestone Payments as follows:

- US$500,000 upon completion of Phase I/II or PK/PD clinical studies in the U.S. and/or other countries included in the licensed Territories (if needed);
- US$1,000,000 upon completion of Phase III registration studies in the U.S. and/or other countries included in the licensed Territories;
- US$1,000,000 upon the first market approval by FDA for sales in USA;
- US$ 300,000 upon the market approval by EMA;
- US$ 100,000 upon the market approval in Canada;
- US$ 100,000 upon the market approval in Mexico;
- US$2,000,000 due within 30 days of registering the first commercial sales in a North American country (U.S., Canada or Mexico).
- US$ 1,000,000 due within 30 days of registering the first commercial sales in any European country.

2.9 Royalty Payments

ROI agrees to pay RELIANCE, on a quarterly basis, 4% royalty on Net Sales of all Licensed Products sold directly or indirectly by or through Sublicensee, its agents, affiliates and, subsidiaries, in all licensed Territories. (Net Sales to be defined as the amount of sales generated after deducting returns, allowances for damaged or missing goods, and any discounts actually granted any credits actually given and, provided the amounts are separately charged on the relevant invoice; net sales as reported on the company's financial statements is a net sales number, reflecting these deductions).

ROI shall submit a written statement summarizing full and accurate accounting to include at least the following information on a country by country basis :

i. Quantity of each PRODUCT sold (by country) by ROI/Affiliates and its SUBLICENSEES, agents and subsidiaries;

ii. Total receipts for each PRODUCT (by country);

iii. Quantities of each PRODUCT used by ROI and its SUBLICENSEES, agents, affiliates and, subsidiaries;

iv. Names and addresses of SUBLICENSEES of ROI/Affiliates agents and, subsidiaries
v. Total number of PRODUCTS manufactured (by country);and
vi. Total royalties /any other payment due and payable to RLS.

2.10 Sublicense or Assignment Fees

ROI may not sublicense or assign rights to a third Party for this "pegylated G-CSF Product" License without prior written approval of RELIANCE, provided however, that any such sublicense shall be subject in all respects to the restricts, exceptions, termination provisions and other provisions contained in this Agreement. In case ROI decides to sublicense or assign any of the "pegylated G-CSF Product" rights in licensed Territories, RELIANCE will receive 50% of the sublicense fees for such products. Sublicense or assignment fees shall include all consideration, including but not limited to up-front payments, marketing, distribution, franchise, option, license, or documentation fees, milestone payments and royalties on net sales made by third Parties. ROI will be responsible and liable to RLS in the event that any of its Affiliates ,Sublicensee, its agents, and, subsidiaries fails to make the payments due and payable to RLS.

ROI shall maintain and cause its Sublicensees to maintain, complete and accurate books and records containing all particulars that may be necessary for the purpose of verifying the amounts payable to RLS under this Agreement. Upon reasonable prior notice to ROI, ROI shall provide RLS with access to all books and records relating to the Sales of Licensed Products by ROI and its Sublicensees to conduct a review or audit of those books and records. Access to ROI's books and records shall be made available at least once each Calendar Year, during normal business hours. If RLS determines that ROI has underpaid any royalty due by five percent (5%) or more, then ROI shall pay to RLS promptly the costs and expenses of RLS and its accountants in connection with their review or audit, in addition to such underpayment.

2.11 Development Milestones and Timelines

The License Agreement contains a "pegylated GCSF Product" development timelines, milestones and budgeted funding requirements as Appendix 3.

2.12 Access to Data

During the term of the License, each party shall provide the other party periodic access to any and all data for the purpose of furthering the development of the Licensed technology/ product. Such data may include clinical trials, regulatory, and manufacturing data by RELIANCE and clinical trials and regulatory data by ROI.

ROI would provide all clinical and regulatory data developed in the Territory to support RELIANCE in the registration of "pegylated G-CSF Product" outside the Territory.

3. Supply of Product - Manufacturing Costs and Transfer Fees

3.1. Supply Agreement shall be executed between Resolute and RLS simultaneously to this License Agreement. If for any reason the Supply

Agreement is terminated specifically regarding issues in a certain country of the Territory, Resolute and RLS may amend or terminate the Supply Agreement regarding such a country situation, on a country-by-country basis. In the event Supply Agreement is terminated with respect to any of the country of the Territory, in such an event the exclusive arrangement will be converted to non exclusive for such a country of the Territory.

3.2. All other provisions relating to the supply of Product are set forth in the Supply Agreement.

4. RLS's Representations and Warranties

4.1 **RLS** represents and warrants to and for the benefit of Resolute and its Affiliates as follows:

(a) **RLS** has the right to grant Resolute and its Affiliates the right to use the data for regulatory approval in the Territory.

(b) To the best of its knowledge RLS believes that the data are true and complete and there is no other fact or matter relating to this Agreement not disclosed to Resolute which might reasonably affect Resolute or the manufacture, marketing, promotion, distribution, sale or use of the Products in the Territory.

(c) **RLS** is a Company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder.

(d) The execution and delivery by **RLS** of this Agreement and its performance of its obligations do not constitute a default or require any consent under any other contractual obligation of RLS.

(e) This Agreement constitutes a legal, valid and binding obligation of **RLS**, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditor's rights.

5. Resolute' Representations and Warranties

5.1 Resolute represents and warrants to and for the benefit of **RLS** and its Affiliates as follows:

(a) Resolute is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution and delivery by Resolute of this Agreement and its performance of its obligations hereunder have been duly and validly authorized.

(c) This Agreement constitutes a legal, valid and binding obligation of Resolute, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditor's rights.

(d) ROI shall be responsible for granted and enforceable patents (in particular: the risk of infringements and/or infringement action) of the Product in each of the Territory before launching the Product in the Territory and the related costs will be borne by ROI. It is understood that RLS will not be responsible for any patent infringement suits arising from the launch of the Products in any of the Territory.

(e) All necessary consents, approvals, registrations, and authorizations of all governmental authorities and other persons and entities required of ROI and its Affiliates/Sublicenses in connection with this Agreement have been obtained.

(f) ROI will be responsible and liable to RLS in the event that any of its Affiliates and /or Sublicensee fails to make the payments due and payable to RLS.

(g) RESOLUTE shall be responsible and liable to RLS for the duties and obligations of any of its Affiliates or Sublicensee hereunder, and any act or omission of an Affiliate would deemed to be a breach by RESOLUTE of this Agreement.

6. Marketing Authorizations

6.1 Resolute shall be responsible for product development and applying for Marketing Authorizations for the Products in the Territory either in the name of Resolute or its Affiliates. The Market Authorizations and approvals in ROI Territories as funded by Resolute will be owned by Resolute, with an ongoing Supply Agreement and DMF owned by **RLS**. **RLS** will have rights to any clinical data generated by Resolute in support of Resolute's market approvals. **RLS** can license and use these data for market approvals in countries outside of Resolute's Territories.

6.2 **RLS** shall provide Resolute and its Affiliates with any assistance in order to enable Resolute and its Affiliates to obtain and maintain the Marketing Authorizations, including but not limited to answering inquiries, letters of access to the Finished Final Product and providing samples of Product as required by the Governmental or Regulatory Authority. Resolute shall inform **RLS** when the application for the Marketing Authorization is submitted and Marketing Authorization granted, and will provide **RLS** with a copy of the Marketing Authorization as well as the Authorizations of any future changes in the Territory. **RLS** will not assure the approval of the Dossier in each country of the Territory.

6.3 All rights to the Marketing Authorizations belong to Resolute or its Affiliates.

6.4 Resolute or its Agents may register one or more trademarks and/or trade dress for the Products with the relevant Governmental or Regulatory Authorities in the Territory. **RLS** acknowledges and agrees that it has no ownership or other interest in such trademarks or trade dress of Resolute or its Affiliates.

7. Indemnification

7.1 Resolute shall indemnify and hold **RLS**, its Affiliates and their agents, directors, officers, employees and representatives (the **RLS**'s Representatives) harmless from any claims, demands, liabilities, suits, or expenses of any kind against **RLS** or its Affiliates to the extent arising out of or resulting from (i) a

breach by Resolute or any of its Affiliates or Sublicensees obligations and any breach of Resolute' representations, warranties or obligations under this Agreement or non-fulfillment or failure to perform any covenant or agreement made by Resolute in this Agreement; or (ii) any other negligent act or omission on the part of Resolute or its Affiliates or Sublicenses or (iii) third party claims of patent infringement with respect to the Products in the Territory or (iv) any third party intellectual property claim which may arise or result from the use of the Trade Mark or Trade Dress of Resolute .

7.2 Save to the extent that Resolute is obligated to indemnify **RLS**, its Affiliates or the **RLS**'s Representatives as per Article 7.1, **RLS** shall indemnify and hold Resolute, its Affiliates and its agents, directors, officers, and employees and representatives harmless from any claims, demands, liabilities, suits or expenses of any kind brought against Resolute or its Affiliates, to the extent arising out of or resulting from (i) any breach of RLS's representations, warranties or obligations under this Agreement, or non-fulfillment of or failure to perform any covenant or agreement made by RLS in this Agreement; or (ii) any other gross negligent act or omission on the part of RLS or its Representatives, except to the extent that such claim or suit is based on negligence, omission or willful misconduct by Resolute, its Affiliates and their employees, agents or representatives or Sublicensees) in performing their obligations under this Agreement including the storage, handling or delivery of the Product in the Territory.

7.3 Resolute represents and warrants that they maintain a policy of product liability insurance in relation to the Product that has a liability limit of 2,500,000.00 EUR per occurrence and 4,000,000.00 EUR in the aggregate. Both Parties shall send a copy of the "Certificate of Insurance" to the other Party upon request.

7.4 Each party shall notify the other of any claim or potential claim related to the Agreement and shall include sufficient information to enable the other party to assess the facts. Each of the parties shall co-operate fully with the other party in the defense of all such claims. No settlement or compromise shall be binding on a party hereto without its prior written consent, which consent shall not be unreasonably withheld.

7.5 At Resolute' request, RLS shall provide reasonable assistance to Resolute in the event of any third party infringement suit filed against Resolute or its Affiliates in any of the country of the Territory and make reasonable efforts to promptly provide Resolute with information, documentation, and personnel knowledgeable of the development and manufacture of the Products to the extent that such information is within RLS's or Supplier's possession and the possession of those parties for which RLS is responsible. RLS shall provide such information at the costs as mutually agreed by the parties.

7.6 In no event shall either party be liable to indemnify the other party for any indirect, special or consequential damages and losses in connection with its performance under this Agreement or any breach thereof unless specifically provided for in this Agreement. This, however, does not apply in case of personal injury or gross negligence.

7.7 This Article shall survive termination of this Agreement.

8. Term and Termination of this Agreement

8.1 This Agreement shall be effective from the Effective Date and shall remain in force for Ten (10) years on a country-by-country basis in the Territory, unless terminated earlier as below ("Term"). Any extension of the term shall be negotiated mutually by the parties and laid down in writing, executed by the parties. In the absence of an agreed upon extension this agreement will automatically renew for 2 additional years under the existing terms. Subsequent to these additional 2 years, the agreement would stand terminated.

8.2 The parties agree that this Agreement may be terminated by written notice to the other party at any time whenever any of the following events shall occur:

(a) If the other party breaches any of the terms of this Agreement and fails to remedy such breach within sixty (60) days after notice requiring it to do so, if the breach is possible of remedy and otherwise the non-breaching party shall have the right to terminate this Agreement subject to one month's prior notice.

(b) Either party shall be entitled to terminate this Agreement forthwith in case either party ceases to do business, becomes unable to pay its debts when they fall due or a proceeding of bankruptcy or composition shall be instituted against the other party.

(c) Any law or government-enacted regulation or decree renders the performance by a Party of its obligations hereunder onerous or otherwise inexpedient.

(d) As provided for elsewhere in this Agreement or by applicable law.

9. Effects of Termination

9.1 In case Resolute terminates this Agreement in its entirety, on the basis as per clause 8.2 above the license rights provided under this Agreement shall be revoked and all sub-licenses granted under this Agreement shall automatically terminate.

9.2 If the Supply Agreement is terminated prematurely by Resolute in any of the countries of the Territory, for reasons of uncured breach by RLS (not arising from Force Majeure event), or terminated on the base of the inability of the parties to agree on revised purchase prices for the Products in such a country of the Territory, the last accepted Prices shall remain in force and be applicable during the negotiation period and (if notice has been served under this clause) the notice period. In such case of termination Resolute shall be entitled to use the Marketing Authorization based on the Dossier to manufacture the Products itself, through its Affiliates and/or to have the Products contract manufactured by a Third Party without royalty or any other obligation to RLS.

9.3 Resolute shall return to RLS all documents and materials (and any copies) containing RLS confidential Information.

9.4 Resolute will make all the payments due to RLS up to the date of the Termination/Expiration of the Agreement.

9.5 As Resolute has paid or will be paying for the clinical development and the regulatory fees for obtaining the Marketing Authorizations, these shall remain the property of Resolute regardless of termination or expiration of this Agreement, unless otherwise agreed by the parties in writing.

9.6 In addition to what may be directly stated in this Agreement, the following provisions shall survive termination of this Agreement: Articles 4 and 5 (Representations and Warranties), 7 (Indemnification), 9 (Effects of Termination), 00 (Confidential Information), 15 (Governing Law and Dispute Resolution) and 16 (Entire Agreement, Modifications and Interpretation).

10. Confidential Information

10.1 Either party agrees not to disclose any Confidential Information received from the other party to any Third Parties for five (5) years after having received the information. Notwithstanding the foregoing, Resolute and RLS are allowed to disclose Confidential Information to (i) the appropriate Governmental or Regulatory Authorities in the Territory or India as necessary for the purposes hereunder, (ii) its Agents and external advisors. The Parties shall make the Agents and external advisors aware of its obligations of confidentiality under this Agreement and shall at all times procure compliance by such employees and consultants hereunder. Either party agrees to exercise due care to prevent unauthorized disclosure of such Confidential Information and to immediately inform the other party of any such unauthorized disclosure.

10.2 The confidentiality undertakings hereunder shall not apply to any such Confidential Information for which the receiving party can demonstrate that all or any part of the Confidential Information:

- is or becomes part of the public knowledge through no fault of the receiving party;
- was in its possession prior to disclosure hereunder and was not acquired from the disclosing party;
- is developed by either party independently from the Confidential Information received hereunder;
- is subsequently obtained from a Third Party who has the lawful right to disclose it;
- is required to be disclosed by law and/or relevant authorities.

10.3 This Article 10 shall survive termination of this Agreement for the time period stated in Article 10.

11. Assignment

This Agreement shall not be assigned to Third Parties without the prior written consent of the other party except in the following circumstances:

(i) Resolute or RLS have the right to assign this Agreement to their s Affiliates on the precondition that the new assignee adheres to the obligations of this

Agreement and the assigning Party shall be jointly and severally responsible for the fulfillment of the assignee's duties and obligations.

(ii) If the party is the subject of a takeover whereby greater than 50% of the outstanding shares of the party is purchased by a 3rd party. In which case this agreement shall fully transfer to the 3rd party on the precondition that they will adhere to the obligations of this agreement.

12. Force Majeure

12.1 Neither PARTY shall be liable for its failure to perform any obligation under this AGREEMENT where such failure is caused by a Force Majeure event beyond such PARTY's reasonable control including without limitation any act, regulation or laws of any government or its regulatory agencies, war, civil commotion, destruction of production or other facilities and materials by fire, earth quake or storm, and any other unforeseeable and unavoidable causes beyond the reasonable control of that PARTY

Neither party shall be liable or be in breach of any provision of this Agreement for any failure or delay on their part to perform any obligation hereunder because of Force Majeure in any country of the Territory, provided that affected party shall promptly give notice to the other party of such occurrence, and shall move to eliminate the effect thereof to the extent possible and with all reasonable dispatch.

12.2 Without limiting the provisions of Article 12, if the Force Majeure continues for more than three (3) months, the non-defaulting Party shall be entitled to terminate this Agreement with respect to the Product for that specific country in the Territory with immediate effect and Resolute will make the payments due to RLS until the date of termination for such a country of the Territory.

13. Waiver

13.1 The waiver by either party of a breach of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or other provisions; nor shall any delay or omission by either party in exercising any right that it may have under this Agreement operate as a waiver of any breach or default by the other party.

14. Notices

14.1 Unless otherwise specifically provided herein, all notices served according to this Agreement shall be in writing and in English and shall be personally delivered, mailed by registered mail, sent by fax, or sent by DHL, or similar courier requiring signature on receipt, addressed as follows:

Reliance Life Sciences
Dhirubhai Ambani Life Sciences Center,
Thane - Belapur Road, Rabale,
Navi Mumbai - 400 701, India

Attention: MR. K. V. SUBRAMANIAM, PRESIDENT & CEO
Phone: +91-22-4067 8005
Fax: +91-22-4067 8199

Resolute Oncology, Inc.
1200 Route 22 East,
Suite 2000
Bridgewater, New Jersey 08807 USA

Attention: Mr. David Guy, CEO
Phone: 908 253-3590
Fax: 908 725-0296

15. Governing Law and Dispute Resolution

15.1 This Agreement shall be governed by and interpreted under the laws of England and excluding the United Nations Convention on Contracts for the International Sale of Goods.

15.2 Before either party shall bring any proceedings against the other pursuant to Article 0 below, that party shall notify the other of the cause of dispute, and that dispute shall be referred to a senior executive of each party, which senior executives shall try to resolve the dispute. If no resolution is reached within sixty (60) days of such notice, the notifying party shall be free to commence proceedings pursuant to Article 0 below.

15.3 In the event that either party shall determine to bring any proceedings against the other arising under or in relation to this Agreement, such proceedings shall be settled by arbitration in accordance with the provisions of Arbitration of the International Chamber of Commerce then in effect (the "Arbitration Rules") by one (1) arbitrator appointed in accordance with the said Rules. The proceedings shall be in English and shall take place in London, England. This Article 15.3 shall not preclude the right of either party to address any competent Court or Tribunal in respect of obtaining interim measures. The parties expressly agree to abide by the arbitration award. Each party shall bear its own costs of the arbitration unless the arbitrator otherwise directs.

16. Modifications and Interpretation

16.1 No modifications, amendments or supplements to this Agreement shall be effective for any purpose unless in writing and signed by each party.

16.2 The language used in this Agreement shall be deemed to be English language,

16.3 Except to the extent that remedies are expressly limited in this Agreement, each party is entitled to all the remedies available to it in law and in equity. The parties do not intend the identification of a particular remedy to limit a party to that remedy, unless the language clearly states that that the remedy is the sole or exclusive remedy.

16.4 Any rights or obligations of Resolute hereunder may be exercised or fulfilled on a country-by-country basis by the acts or actions of any one or more of the Affiliates of Resolute.

****

The parties signing below declare that they are authorized representatives of each Party.

RELIANCE LIFE SCIENCES LTD.	Resolute Oncology, Inc.
Name: K. V. SUBRAMANIAM	Name: Dr. Joseph Sinkule
Title: Chief Executive Officer	Title: President and Chairman

17. Appendices

Appendix 1 **Term Sheet - Peg-FILGRASTIM (signed and dated)**

Appendix 2 **List of the countries of the Territory**

Appendix 3 **Development Milestones and Timelines**

Appendix 1 Term Sheet - Peg-FILGRASTIM (signed and dated)

Binding Letter of Intent

for a

License Agreement

Between

RESOLUTE ONCOLOGY, INC.

and

RELIANCE LIFE SCIENCES PRIVATE LTD.

Preamble

This Letter of Intent outlines the proposed terms of a License Agreement between Resolute Oncology, Inc., a Nevada corporation ("ROI") with offices at 4105 N. 20th Street, Suite 220, Phoenix, Arizona 85016 and Reliance Life Sciences Private Limited, having its registered office at Dhirubhai Ambani Life Sciences Center, Thane - Belapur Road, Rabale, Navi Mumbai - 400 701, India, a corporation organized under the laws of India ("RELIANCE").

ROI is in the business of developing oncology and oncology supportive care products in the North American and European markets, and

RELIANCE is developing, manufacturing, and commercializing biosimilars including granulocyte-colony stimulating factor products (G-CSF or filgrastim) and pegylated G-CSF or peg-filgrastim) in markets that are outside of the U.S., Canada, Mexico and European markets, and

Whereas ROI hereby agrees to raise and allocate financing specifically to fund the development and commercialization of a "pegylated G-CSF Product" in proposed Territories of North America and Europe, including providing the following:

- developing a "pegylated G-CSF Product" in these Territories and executing the marketing approval and commercialization plans for a "pegylated GCSF Product" using its employees, experienced consultants and advisors, and access to the public markets to raise the capital needed to commercialize the pegylated G-CSF Product:

- contracting with RELIANCE to manufacture and supply clinical formulations and commercial supply of Drug Substance ((DS) and Final Drug Product (DP) of a "pegylated GCSF Product" to ROI that is acceptable for market authorization of DS and/or DP manufactured in RELIANCE facilities approved or approvable by FDA and EMEA for said Territories, with ROI accomplishing the successful regulatory approval for sales and distribution of a "pegylated GCSF Products" in the Territories; and

- Providing quarterly reports and updates to RELIANCE on the progress made in the development and commercialization efforts of a "pegylated GCSF Product", and all post-marketing activities in said Territories.

THEREFORE, ROI and RELIANCE intend to enter into a License Agreement whereby RELIANCE will grant a license (as defined below) to ROI under the following terms and conditions (the "LoI"):

I. Scope of Agreement

1. Parties	Resolute Oncology, Inc. and Reliance Life Sciences Private Limited.

2. Type of Agreement	License Agreement (the "Agreement")
3. Product	Biosimilar to AMGEN's pegylated N-terminal Methionine Recombinant Human Granulocyte Colony Stimulating Factor produced in an accredited strain of E. coli (rhG-CSF or GCSF) called a biosimilar "pegylated GCSF Product" and formulated in a delivery system identical to that of Neulasta®.
4. Field of Use	Oncology and Other approved Conditions
5. Licensed Territories	U.S., Canada, Mexico, and Countries of the European Union (E.U.). Territories may be expanded on a case-by-case basis to Latin American countries and other markets on terms and conditions agreed between the Parties.
6. Exclusivity	License shall be exclusive in said Territories, with the ability to sublicense to 3rd Parties in certain Countries of the E.U.
7. License Term	The term of the Agreement shall be from the Effective Date of the Agreement to the date of Ten Years (10 years) after market approval in both Territories, with an option to extend the License for another 10 years. The option to extend will automatically be triggered unless notice to not extend is provided within 180 days of the end of the initial agreement period.
8. Licensed Technology	The Licensed Technology shall consist of the following patents and/or patent applications and/or proprietary know-how and trade secrets: • Manufacturing of recombinant GCSF (biosimilar to AMGEN's filgrastim), and any clinical and regulatory data derived from this pegylated GCSF starting material; and the • Manufacturing of pegylated GCSF (biosimilar to AMGEN's Neulasta®), and any clinical and regulatory data required to support ROI's regulatory applications and market authorizations.
9. Exclusive Due	ROI agrees to pay RELIANCE a non-refundable US$150,000 to be applied to the Upfront Fee, due upon signing this LoI, in order to

Diligence Period	facilitate and complete due diligence on the pegylated GCSF Product. During the proposed 5-month period, ROI will be provided access to any manufacturing, biochemical, and/or clinical comparability data generated by RELIANCE to date in order to assess the ability of the pegylated GCSF Product to qualify as a "biosimilar" to AMGEN's pegylated filgrastim, or to determine if the Product is to be developed under a New Drug Application (NDA). During this Exclusive Due Diligence Period, ROI will meet with FDA to discuss the development of a pegylated GCSF Product and the path forward. RELIANCE agrees to support ROI in these efforts and will attend and help support the proposed FDA Type B pre-IND meeting. ROI would bear the expenses for travel and accommodation for RELIANCE person(s) required to attend such meeting(s). This will be an Exclusive Due Diligence Period and a "no shop" clause will be written into the Definitive License Agreement, to be executed within 90 days of signing this Letter of Intent.
10. Upfront Fee and Developmental Milestone Payments	Upon signing the Definitive License Agreement and the successful completion of due diligence, ROI agrees to pay RELIANCE the following developmental milestones payments for the Pegylated GCSF Product: **Upfront fee** • US$ 500,000 Upon successful completion of the 5-month due diligence period and receipt by RELIANCE of ROI's written confirmation of the acceptability of the data and moving forward; **Developmental Milestone Payments** In total, ROI agrees to pay RELIANCE a total of US$6,000,000 in additional Milestone Payments: • US$500,000 upon completion of Phase I/II or PK/PD clinical studies in the U.S. and/or other countries included in the licensed Territories; • US$1,000,000 upon completion of Phase III registration studies in the U.S. and/or other countries included in the licensed Territories; • US$1,000,000 upon the first market approval by FDA for sales in USA; • US$ 300,000 upon the market approval by EMA; • US$ 100,000 upon the market approval in Canada;

	• US$ 100,000 upon the market approval in Mexico; • US$2.000,000 due within 30 days of registering the first commercial sales in a North American country (U.S., Canada or Mexico). • US$ 1,000,000 due within 30 days of registering the first commercial sales in any European country
11. Royalty Rates	ROI agrees to pay RELIANCE, on a quarterly basis, 4% royalty on Net Sales of all Licensed Products in all licensed Territories. (Net Sales to be defined as the amount of sales generated after deducting returns, allowances for damaged or missing goods, and any discounts allowed; net sales as reported on the company's financial statements is a net sales number, reflecting these deductions).
12. Sublicense Fees	ROI may not sublicense "pegylated G-CSF Product" without prior written approval of RELIANCE. In case ROI decides to sublicense any of the "pegylated G-CSF Product". RELIANCE will receive 50% of the sublicense fees for such products. Sublicense fees shall include all consideration, other than royalties for Net Sales received by ROI, including but not limited to up-front payments, marketing, distribution, franchise, option, license, or documentation fees, and milestone payments made by third Parties.
13. Assignment Fees	ROI may not assign rights to a third party for any of the licensed Territories without prior written approval of RELIANCE. If assigned, RELIANCE will receive 50% of proceeds received by such assignment to a third party.
14. Access to Data	During the term of the License, each party shall provide the other party periodic access to any and all data for the purpose of furthering the development of the Licensed technology/product. Such data may include clinical trials, regulatory, and manufacturing data by RELIANCE and clinical trials and regulatory data by ROI. ROI would provide all clinical and regulatory data developed in the Territory to support RELIANCE in the registration of "pegylated G-CSF

	Product" outside the Territory.
15. Manufacturing Costs and Transfer Fees	The License Agreement shall define the clinical trials materials supply costs for the intended Phase II and Phase III development, and the estimated commercial materials supply costs of goods for the Product after approval by the regulatory authorities. Commercial transfer pricing ("Transfer Fees") shall never exceed 20% of net selling price of the pegylated G-CSF Product in ROI Territories. ROI will purchase the pegylated G-CSF product at an agreed upon acquisition floor price of US$ 120 per 6 mg prefilled syringe (including packaging). The price quoted is EX-Works. With-in 30 days of the close of a fiscal quarter ROI shall pay Reliance 20% of the net sales for that quarter minus the acquisition cost (purchased at the floor price) of pegylated G-CSF sold in that quarter. If floor price in a particular territory exceeds 20% of the selling price, the parties will in good faith renegotiate the floor price for that territory.
16. Development Milestones	The definitive License Agreement that follows shall contain a "pegylated GCSF Product" development timelines, milestones and budgeted funding requirements which shall be shared with RELIANCE by ROI following the execution of this LoI, and shall be incorporated into the definitive Agreement.
17. Termination of License	ROI shall have certain termination rights in the definitive License Agreement in the event Licensed Technology is determined not to be commercially viable. RELIANCE shall have certain termination rights in the License Agreement if certain events of default occur, such as, failure to meet development milestones, lack of development funding, etc.
18. Applicable Laws	The Agreement would be construed and governed in accordance with the laws of state of Delaware, USA.

II. Binding Nature of this LOI

19. Binding Nature	The terms of this LOI have been extensively reviewed and both Parties shall be legally bound to work diligently to conclude a definitive license agreement incorporating the specific terms of this agreement including for the provisions set forth in Article III below. The Parties agree to use diligence and good faith efforts to enter into the intended definitive License Agreement within the next ninety (90) days incorporating the terms described herein.

III. Miscellaneous

20. Press and Media	ROI and RELIANCE shall agree on the format and contents of any press release regarding the LOI or the definitive License Agreement.
21. Confidentiality	This LOI and term sheet and any related correspondence shall be subject to the mutual Confidential Disclosure Agreement between the parties signed and dated as of the 15th day of September, 2012.
22. Costs and Expenses	Each party shall bear its respective costs incurred in connection with the License, including without limitation fees of external counsel.

RELIANCE LIFE SCIENCES PRIVATE LTD.

[signature]

Signature

Name: K.V. SUBRAMANIAM

Title: PRESIDENT & CEO

October 24, 2012

Date

RESOLUTE ONCOLOGY, INC.

[signature]

Signature

Name: JOSEPH SINKULE

Title: CHAIRMAN

23 October, 2012

Date

Appendix 2 List of the countries of the Territory

List of the countries of the Territory

North America (U.S.A., Mexico, Canada) and European Countries to include Austria, Belgium, Denmark, Finland, France, Germany, Republic of Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, the United Kingdom, Bulgaria, Czech Republic, Georgia, Hungary, Poland, Romania, Slovakia

Appendix 3 - Pegylated-Filgrastim Development Milestones and Timelines

